Exhibit 16.1

[Letterhead of Nail McKinney Professional Association]

June 3, 2004

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of the Form 8-K dated June 3, 2004, of The Peoples Holding Company 401(k) Plan. We are in agreement with the statements concerning our firm contained therein.

Yours truly,

/s/ Nail McKinney Professional Association

Nail McKinney Professional Association